Exhibit 99.1

ISTA Pharmaceuticals Reports Third Quarter 2011 Financial Results

– ISTA Posts Profitable Quarter with Adjusted Cash Net Income of $4.1 million –

– Net Revenues in the Third Quarter of 2011 Increased 12% Compared to the Second Quarter of 2011 –

– Positive Phase 3 Results Announced for PROLENSA ™ –

IRVINE, CA – (Marketwire – Nov. 1, 2011) – ISTA Pharmaceuticals, Inc. (Nasdaq: ISTA) today reported financial results and progress on key milestones for the quarter ended September 30, 2011.

Third Quarter 2011 Highlights

•	Net revenues were $41.4 million, an increase of 12% from the second quarter of 2011.

•

Net revenues for once-daily BROMDAY™ (bromfenac ophthalmic solution) 0.09%, ophthalmic solution for the treatment of postoperative inflammation and reduction of ocular pain in patients who have undergone cataract extractions, increased 83% over the second quarter of 2011 from $13.6 million to $24.9 million.

•	ISTA launched a twin pack configuration for BROMDAY, an anticipated future driver of revenue growth.

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Net revenues for BEPREVE® (bepotastine besilate ophthalmic solution) 1.5%, ISTA’s ophthalmic solution for ocular itching associated with allergic conjunctivitis, increased 38% over the prior-year quarter, growing from $3.9 million to $5.4 million.

•

In September, ISTA announced results of a pilot study published in RETINA that suggest ISTA’s topical nonsteroidal anti-inflammatory (NSAID) eye drop of bromfenac 0.09% may have an additive effect when used with intravitreal LUCENTIS® (ranibizumab injection) in reducing retinal thickness in neovascular age-related macular degeneration.

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With patient enrollment completed in the third quarter, ISTA announced in October positive Phase 3 clinical study results for PROLENSA™, which, pending approval, represents an important next generation product for pain and inflammation associated with cataract surgery.

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Under generally accepted accounting principles in the United States (GAAP), net income for the third quarter ended September 30 , 2011, was $30.6 million, or $0.64 per share based on 47.9 million fully diluted shares, impacted primarily by a non-cash warrant valuation gain of $28.3 million resulting from a decrease in the Company’s stock price in the quarter. On an adjusted cash basis, ISTA had net income of $4.1 million, or $0.09 per share based on 47.9 million fully diluted shares.

•	The Company repaid $21.5 million on its $65 million debt facility, the first of three annual principal payments.

“In terms of our lead product BROMDAY, we continued to make steady market share gains and, during the quarter, we successfully introduced a twin pack configuration. At the end of the third quarter, BROMDAY had 23% of total prescriptions in the ophthalmic non-steroidal anti-inflammatory drug (NSAID) market in the U.S and in September we moved into the #1 position in prescription dollars in the U.S. market for branded ophthalmic NSAIDs. With the new twin pack, our average revenue per prescription is expected to increase over time,” stated Vicente Anido, Jr., Ph.D., President and Chief Executive Officer of ISTA Pharmaceuticals. “BEPREVE, our eye drop for ocular itch associated with allergic conjunctivitis, continues to gain market share and grow in revenue over the previous year. Sales of BEPREVE increased 106% through the first nine months of 2011 as compared to the same period last year.”

Dr. Anido continued, “As to the milestones we set for 2011, seven of eight are now complete. In October, we announced positive results for the Phase 3 studies for low-concentration bromfenac, recently trade named PROLENSA. We plan to submit our new drug application in the first quarter of 2012 and, upon approval, anticipate launching PROLENSA in late 2012 or early 2013. PROLENSA was our most important clinical development program of 2011, and positive Phase 3 results represent another key step in growing our business going forward. Also in October, we announced the results for the Phase 3 REMURA for dry eye EAST Study, which were similar to the results from the WEST Study announced in August; REMURA was highly effective in treating a sign and symptom of dry eye but was not statistically significantly better than placebo, even with the amended statistical plan. We will complete a full analysis of the data but in the meantime will focus our efforts on the potential use of the vehicle as an over-the-counter artificial tear product.

“The only major milestone remaining for 2011 is to initiate a Phase 2 trial for our combination bepotastine/steroid nasal spray, BEPOSONE™. We decided to target the Mountain Cedar Pollen season, so we have filed the Investigational New Drug (IND) application with the U.S. Food and Drug Administration (FDA) and plan to initiate the BEPOSONE Phase 2 trial before the end of this year. We plan on reporting results in the first half of 2012.

“ISTA’s business continues to grow on a prescription basis for both the third quarter and year to date as measured by IMS data. Moving into the fourth quarter, we are anticipating some slowing in our growth rate because of a shortened fall allergy season for BEPREVE and a lower than forecasted refill rate for BROMDAY as consumers continue to refill their prescriptions at lower than historical rates. For the full year 2011, we now estimate revenues will be about $5 million to $15 million lower than the bottom of the range ($175 million) we previously guided. This adjustment to our estimates for fourth quarter revenue does not change the potential for our current products, along with PROLENSA, to generate $300 million in annual revenues within the next few years.”

Financial Results

Net revenues for the third quarter ended September 30, 2011, were $41.4 million, an increase of 12% over the second quarter of this year and a decrease of 1% from the same period in 2010. The decrease from the prior year quarter was driven by a decline in price per unit sold for the bromfenac franchise, which included primarily XIBROM™ in 2010 and primarily BROMDAY in 2011, and higher managed care and government rebates. ISTA has launched a twin pack of BROMDAY, which is anticipated to increase revenue growth over time.

Net Revenues

(in millions, except percentage data)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2011	2010	Change	2011	2010	Change
BROMDAY and XIBROM	$24.9	$29.6	(16%)	$61.4	$71.0	(14%)
BEPREVE	5.4	3.9	38%	21.8	10.6	106%
ISTALOL®	7.0	5.3	33%	21.2	15.0	41%
VITRASE®	4.1	3.2	28%	10.8	8.8	23%

Total Revenues	$41.4	$42.0	(1%)	$115.2	$105.4	9%

Gross margin for the third quarter ended September 30, 2011, was 76%, or $31.2 million, as compared to 77%, or

$32.3 million, for the same period in 2010. The decrease in gross margin as a percent of sales was due primarily to lower revenues from BROMDAY, due to the lower average price per unit of BROMDAY in 2011 as compared to XIBROM in 2010, and the impact of higher managed care and government rebates.

Research and development (R&D) expenses for the third quarter ended September 30, 2011, were relatively unchanged at $7.7 million, as compared to $7.9 million during the corresponding period of 2010.

Selling, general, and administrative (SG&A) expenses for the third quarter ended September 30, 2011, were the same as the prior year third quarter at $19.6 million.

Operating income for the third quarter ended September 30, 2011, was $3.9 million, compared to an operating income of $4.8 million in the corresponding quarter of 2010, resulting in a decline period over period primarily due to lower gross profit.

Net income for the third quarter ended September 30, 2011, was $30.6 million, or $0.64 per diluted share, including a non-cash warrant valuation gain of $28.3 million, based on 47.9 million fully diluted shares outstanding. The adjusted cash net income for the third quarter ended September 30, 2011, was $4.1 million, or a gain of $0.09 per share, based on 47.9 million fully diluted shares.

At September 30, 2011, ISTA had total cash of $51.9 million, which included $24 million under ISTA’s revolving line of credit with Silicon Valley Bank and $33.5 million in reserved royalties for BROMDAY and XIBROM. From available cash in the quarter, the Company paid $21.5 million on its $65 million debt facility, the first of three annual principal payments.

Company Updates 2011 Financial Outlook

ISTA expects 2011 full year results of the following:

•	Net revenues of approximately $160 million to $175 million.

•	Operating expenses of $117 million to $123 million.

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Non-GAAP adjusted cash net income of at least $5 million and, based on 50 million fully diluted shares, non-GAAP adjusted cash earnings per diluted share of at least $0.10. The Company defines “adjusted cash net income” as the Company’s net income adjusted for the non-cash mark-to-market adjustments relating to warrants, plus non-cash interest expense and non-cash stock-based compensation costs of approximately $7 million to $8 million annually.

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Year-end cash balance is expected to be at least $60 million. The year-end cash balance reflects a $21.5 million debt repayment during the third quarter and includes amounts drawn from our bank line and the BROMDAY/XIBROM reserved royalties.

Conference Call

ISTA will host a conference call with a simultaneous webcast today, Nov 1, 2011, at 4:30 PM Eastern Time, to discuss its third quarter 2011 results. To access the live conference call, U.S. and Canadian participants may dial 866-825-1692; international participants may dial 1-617-213-8059. The access code for the live call is 90996630. To access the 24-hour audio replay, U.S. and Canadian participants may dial 888-286-8010; international participants may dial 1-617-801-6888. The access code for the replay is 93234261. This conference call also will be webcast live and archived on ISTA’s website for 30 days at http://www.istavision.com.

ABOUT ISTA PHARMACEUTICALS

ISTA Pharmaceuticals, Inc. is a fast growing and the third largest branded prescription eye care business in the United States, with an expanding focus on allergy therapeutics. ISTA currently markets four products, including treatments for ocular inflammation and pain post-cataract surgery, glaucoma and ocular itching associated with allergic conjunctivitis. The Company’s development pipeline contains additional candidates in various stages of development to treat dry eye, ocular inflammation and pain, and nasal allergies. Headquartered in Irvine, California, ISTA generated revenues of $156.5 million in 2010. For additional information about ISTA, please visit the corporate website at www.istavision.com.

BROMDAY™ (bromfenac ophthalmic solution) 0.09%, XIBROM (bromfenac ophthalmic solution)® 0.09%, ISTALOL® (timolol maleate ophthalmic solution) 0.5%, VITRASE® (hyaluronidase injection) Ovine, 200 USP Units/mL, BEPREVE® (bepotastine besilate ophthalmic solution) 1.5%, REMURA™ (bromfenac ophthalmic solution for dry eye), PROLENSA™ (bromfenac ophthalmic solution), and BEPOSONE™ (bepotastine besilate/steroid combination nasal spray) are trademarks of ISTA Pharmaceuticals, Inc.

LUCENTIS® is a registered trademark of Genentech, a member of the Roche Group.

Full prescribing information for BROMDAY is available on ISTA Pharmaceuticals’ website at http://www.istavision.com/pdf/BROMDAYPI101008.pdf

Full prescribing information for ISTALOL is available on ISTA Pharmaceuticals’ website at http://www.istavision.com/pdf/Istalol_Full_PI-ISL274.pdf

Full prescribing information for VITRASE is available on ISTA Pharmaceuticals’ website at http://www.istavision.com/pdf/vitrase200_package_insert.pdf

Full prescribing information for BEPREVE is available on ISTA Pharmaceuticals’ website at http://www.istavision.com/pdf/Bepreve_insert.pdf

FORWARD-LOOKING STATEMENTS

Any statements contained in this press release that refer to future events or other non-historical matters are forward-looking statements. Without limiting the foregoing, but by way of example, statements contained in this press release related to ISTA’s 2011 financial outlook and expected financial results, initiation of new clinical trials in 2011 or 2012, announcement of clinical trial results in 2012, filing of a new drug application with the FDA, and potential launch of products in 2012 or 2013 are forward-looking statements. Except as required by law, ISTA disclaims any intent or obligation to update any forward-looking statements. These forward-looking statements are based on ISTA’s expectations as of the date of this press release and are subject to risks and uncertainties that could cause actual results to differ materially. Important factors that could cause actual results to differ from current expectations include, among others, delays and uncertainties related to the conduct and success of clinical trials, the FDA or other regulatory agency approval or actions, the dispute with Senju regarding XIBROM and BROMDAY royalties, and such other risks and uncertainties as detailed from time to time in ISTA’s public filings with the U.S. Securities and Exchange Commission, including but not limited to ISTA’s Annual Report on Form 10-K for the year ended December 31, 2010 and 10-Q for quarters ended March 31 and June 30, 2011.

ISTA PHARMACEUTICALS, INC.

Unaudited Statement of Operations

(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Revenues:
Product sales, net	$41,386	$42,020	$115,244	$105,393

Total revenues	41,386	42,020	115,244	105,393
Cost of products sold	10,140	9,678	28,440	25,171

Gross profit	31,246	32,342	86,804	80,222

Costs and expenses:
Research and development	7,720	7,945	26,914	17,779
Selling, general and administrative	19,644	19,614	69,929	60,383

Total costs and expenses	27,364	27,559	96,843	78,162

Income (loss) from operations	3,882	4,783	(10,039)	2,060
Other income (expense):
Interest expense	(1,671)	(2,078)	(5,806)	(6,222)
Gain on derivative valuation	75	117	69	130
Gain (loss) on warrant valuation	28,328	(26,338)	(24,910)	7,159

Total other income (expense)	26,732	(28,299)	(30,647)	1,067

Net income (loss)	$30,614	$(23,516)	$(40,686)	$3,127

Net income (loss) per common share, basic	$0.74	$(0.70)	$(1.08)	$0.09

Net income (loss) per common share, diluted	$0.64	$(0.70)	$(1.08)	$0.07

Shares used in computing net income (loss) per common share, basic	41,492	33,483	37,632	33,418

Shares used in computing net income (loss) per common share, diluted	47,898	33,483	37,632	42,939

ISTA PHARMACEUTICALS INC.

Unaudited Summary of Balance Sheet Data

(in thousands)

	September 30, 2011	December 31, 2010
Cash and cash equivalents	$51,861	$78,777
Working capital (deficit)	(7,539)	15,822
Total assets	137,497	134,240
Current portion of Facility Agreement	21,450	21,450
Facility Agreement, net of current portion and unamortized discounts and derivatives	19,182	38,706
Warrant Liability	17,901	66,185
Total liabilities	172,257	213,337
Total stockholders’ deficit	(34,760)	(79,097)

Non-GAAP Financial Measures

ISTA believes the metric “adjusted cash net income (loss) and adjusted cash EPS excluding non-cash interest expense, stock option expense and non-cash warrant valuation adjustments,” are useful financial measures for investors in evaluating the Company’s performance for the periods presented. ISTA’s management believes the presentation of these non-GAAP financial measures provides useful information to the Company and to investors regarding ISTA’s results of operations as these non-GAAP financial measures allow better evaluation of ongoing business performance. These metrics, however, are not a measure of financial performance under accounting principles generally accepted in the United States (GAAP) and should not be considered a substitute for net income (loss) or EPS in accordance with GAAP and may not be comparable to similarly titled measures reported by other companies. For a reconciliation of net income (loss) to adjusted cash net income (loss), see the table below.

ISTA PHARMACEUTICALS, INC.

Reconciliation of GAAP Net Income (loss) to Adjusted Cash Net (loss) Income

(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Net income (loss)	$30,614	$(23,516)	$(40,686)	$3,127
Add:
Stock-based compensation costs	1,095	1,027	2,866	2,899
Amortization of deferred financing costs	215	268	750	804
Amortization of discount on Facility Agreement	570	712	1,995	2,136
Change in value of warrants related to Facility Agreement	(28,328)	26,338	24,910	(7,159)
Change in value of derivatives related to Facility Agreement	(75)	(117)	(69)	(130)

Cash net income ( loss)	4,091	4,712	(10,234)	1,677
Add:
Costs associated with attempted acquisition	—	—	4,638	—

Adjusted cash net income ( loss)	$4,091	$4,712	$(5,596)	$1,677

Net income (loss) per share - basic	$0.74	$(0.70)	$(1.08)	$0.09

Net income (loss) per share - diluted	$0.64	$(0.70)	$(1.08)	$0.07

Shares used in computing adjusted net income (loss) per common share, basic	41,492	33,483	37,632	33,418

Shares used in computing adjusted net income (loss) per common share, diluted	47,898	42,788	37,632	42,939

Adjusted cash net income (loss) per share - basic	$0.10	$0.14	$(0.15)	$0.05

Adjusted cash net income (loss) per share - diluted	$0.09	$0.11	$(0.15)	$0.04

Shares used in computing cash net income (loss) per common share, basic	41,492	33,483	37,632	33,418

Shares used in computing cash net income (loss) per common share, diluted	47,898	42,788	37,632	42,939

CONTACTS

For Investor Relations:

Lauren Silvernail

949-788-5302

lsilvernail@istavision.com

Jeanie Herbert

949-789-3159

jherbert@istavision.com

Kathy Galante

Burns McClellan

212-213-0006

kgalante@burnsmc.com

For General Media:

Justin Jackson

Burns McClellan

212-213-0006

jjackson@burnsmc.com

For Trade Media:

Tad Heitmann

BioComm Network

714-273-2937

theitmann@BioCommNetwork.com

Web Site: http://www.istavision.com